NEWS RELEASE
January 16, 2019

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES ACQUISITION OF
FNB BANCORP IN LAYTON, UTAH
First National Bank will operate as a new Glacier Bank division headquartered in Utah

KALISPELL, MONTANA (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier”) (NASDAQ:GBCI) today announced the signing of a definitive agreement to acquire FNB Bancorp (“FNB”), the bank holding company for The First National Bank of Layton (“First National Bank”), a community bank based in Layton, Utah. The acquisition marks Glacier’s 21st acquisition since 2000 and its tenth transaction in the past six years. FNB provides banking services to individuals and businesses throughout Utah with six banking offices located in Layton, Bountiful, Clearfield, and Draper. As of September 30, 2018, FNB had total assets of $326 million, gross loans of $243 million and total deposits of $278 million.
The boards of Glacier and FNB unanimously approved the transaction, which is subject to regulatory approval and other customary conditions of closing. The definitive agreement provides that upon closing of the transaction, each share of FNB common stock is expected to be exchanged for 0.6474 shares of Glacier common stock (2,046,411 Glacier shares in the aggregate). Based on the closing price of $41.55 for Glacier shares on January 15, 2019, the transaction would result in an aggregate value of $85.0 million. Upon closing of the transaction, which is anticipated to take place in the second quarter of 2019, the branches of First National Bank, along with Glacier Bank’s four existing branches operating in Utah, will operate as a new Glacier Bank division headquartered in Utah. The new division, with over $500 million in assets, will rank #7 in total Utah deposit market share among community banks (excluding money center banks and Industrial Loan Companies).
"We are excited for this opportunity to partner with FNB and expand Glacier’s presence in Utah,” said Randy Chesler, Glacier's President and Chief Executive Officer, “The addition of FNB, along with its long history, strong talent pool, and experienced community banking team helps further establish Glacier in Utah and set the stage for future growth.” Chesler also noted that the transaction will be immediately accretive to Glacier's earnings per share, excluding one-time transaction-related expenses and accretive to tangible book value per share.

John Jones, President and Chief Executive Officer of FNB, commented, “We’re proud that Glacier Bancorp recognizes our legacy and leadership and that they want us to join them while continuing to focus on our local customers and communities as we always have. The growth here in Utah is unprecedented and exciting. By combining forces with Glacier, we will be able to expand our reach further in Utah plus we will have access to the resources and services of a much larger organization, allowing us to serve our customers and communities well into the future.”
Glacier management will review additional information regarding the transaction in a conference call beginning at 9 a.m. Mountain Time on Thursday, January 17, 2019. The call may be accessed by dialing (877) 561-2748, and the conference ID is 3054907.
Glacier was advised in the transaction by Piper Jaffray & Co. as financial advisor and Miller Nash Graham & Dunn LLP as legal counsel. FNB was advised by Sandler O’Neill + Partners, L.P. as financial advisor and Sheppard, Mullin, Richter & Hampton LLP as legal counsel.
About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell, and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Western Security Bank, Billings; First Bank of Montana, Lewistown; and First Security Bank, Bozeman, all operating in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango, and Collegiate Peaks Bank, Buena Vista, both operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and The Foothills Bank, Yuma, operating in Arizona.
Visit Glacier’s website at http://www.glacierbancorp.com.
Forward-Looking Statements
This news release includes or may imply forward-looking statements pertaining to management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and FNB, continued success of Glacier’s style of banking and the strength of the local economies in which Glacier operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) the merger transaction will not close when expected or at all because required regulatory, shareholder or other approvals or conditions to closing are not received or satisfied on a timely basis or at all; (3) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; or (5) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.